For Immediate Release	Contact:
Media Inquiries: Karen Cutler (215) 238-4063 Cutler-Karen@aramark.com
Investor Inquiries: Felise Kissell (215) 409-7287 Kissell-Felise@aramark.com

Aramark Reports Second Quarter Earnings

Performance In Line with Preliminary Results Announced April 22, 2020

SUMMARY

Year-over-year GAAP Operating Income (Loss) and EPS includes a pre-tax non-cash goodwill impairment of $199 million in the reporting unit within the International segment that was identified as having undergone additional impairment testing in the Company's 2019 Form 10-K.

Quarterly results reflect initial impact of COVID-19.

•Amended Debt Covenant and Increased Cash Availability in April
◦Fully drew down $1 billion revolver in quarter and subsequently issued $1.5 billion of Senior Notes
◦Amended secured debt covenant in credit facility to provide greater flexibility
◦Enhanced financial position and further improved already strong balance sheet

•Revenue (6.7)%; Organic Revenue (5.4)%
◦Underlying revenue growth in the overall business

•Operating Income (180)%; Adjusted Operating Income (AOI) (30)%1
◦Initiated cost-reduction strategies at the end of the quarter in response to COVID-19

•EPS of $(0.80); Adjusted EPS of $0.26

Philadelphia, PA, May 5, 2020 - Aramark (NYSE: ARMK) today reported second quarter fiscal 2020 results.

“Our hearts go out to everyone who has been impacted by COVID-19, most especially our employees, client partners and customers who have experienced personal and financial hardship," said John Zillmer, Aramark’s Chief Executive Officer. “I am proud of the heroic efforts of our dedicated team members who are providing safe and hygienic food, uniforms and facility services during this challenging time."

"Our financial performance demonstrates the resiliency of Aramark’s flexible business model, as well as our ability to adapt quickly to changing market conditions,” Zillmer added. “The proactive steps we have taken to navigate this difficult economic environment should position the Company to emerge stronger than ever.”

1 Constant Currency.

SECOND QUARTER RESULTS*
Consolidated Revenue was $3.7 billion in the quarter, down 6.7% year-over-year, with underlying growth in the overall business more than offset by an estimated $325 million impact on business operations related to COVID-19. Organic Revenue, which adjusts for currency impact, declined 5.4% in the quarter.
•FSS United States experienced interruption primarily within Education, Business & Industry and Sports & Leisure, although most clients maintained operations on a limited basis that included alternative meal programs and services to essential businesses. Healthcare, Facilities and Corrections had relatively stable performance with increased demand across many locations.
•FSS International, with its diverse verticals across 18 countries, managed through different stages of the impact from COVID-19 as Germany and Spain were particularly affected due to government imposed shutdowns. China operations have largely recovered and been awarded new contracts based on the business' response to COVID-19 and commitment to client services.
•Uniform & Career Apparel service continued for essential businesses with a heightened focus on safe and hygienic needs.

	Revenue
	Q2 '20	Q2 '19	Change	Organic Revenue Change
FSS United States[1]	$2,231M	$2,417M	(7.7)%	(7.7)%
FSS International	853	942	(9.4)%	(4.1)%
Uniform & Career Apparel	647	641	0.9%	1.0%
Total Company	$3,732M	$4,000M	(6.7)%	(5.4)%
Difference between GAAP Revenue and Organic Revenue reflects the elimination of currency translation.

Operating Loss of $98 million was primarily due to the pre-tax non-cash goodwill impairment of $199 million in FSS International as well as the impact from COVID-19. Adjusted Operating Income was $164 million, down 30%, due to an estimated $70 million unfavorable impact on business operations related to COVID-19, that included lower personnel costs and equity-based compensation expense.
•FSS United States performance was impacted by COVID-19—especially in Education, Business & Industry, and Sports & Leisure; negative net-new business in Education; as well as planned targeted reinvestment early in the quarter to accelerate longer-term growth that included additional resources for new account sales and client retention efforts.
•FSS International was at the forefront of the virus, specifically in China early in the quarter, with performance then affected by government imposed shutdowns in Europe and Canada, where labor costs tend to be less variable in the near-term due to country-specific labor laws and regulations.
•Uniform & Career Apparel was impacted by COVID-19 in addition to personnel costs related to sales growth initiatives, partially offset by solid underlying new business growth and synergies from the AmeriPride acquisition.
•Corporate results reflected a reduction in equity-based compensation expectations resulting from the impact of COVID-19.

	Operating Income (Loss)			Adjusted Operating Income
	Q2 '20	Q2 '19	Change	Q2 '20	Q2 '19	Constant-Currency Change
FSS United States	$66M	$69M	(4)%	$94M	$153M	(39)%
FSS International	(191)	42	(556)%	14	44	(67)%
Uniform & Career Apparel	47	38	22%	59	65	(9)%
Corporate	(19)	(26)	27%	(3)	(25)	88%
Total Company	($98M)	$123M	(180)%	$164M	$236M	(30)%
* May not total due to rounding.

GAAP SUMMARY
GAAP metrics for operating income (loss), net income (loss) attributable to Aramark stockholders, and diluted earnings per share were impacted by a pre-tax non-cash impairment charge of $198.6 million based on quantitative testing related to the recoverability of goodwill. This particular impairment was specifically related to the reporting unit within the FSS International segment that had been identified as having undergone additional impairment testing in the 2019 Form 10-K. The impairment was a result of a change in various factors including the discount rate used in the testing as well as the near-term growth outlook of the reporting unit pre-COVID-19. The Company determined that goodwill was not impaired for any other reporting units as their fair values substantially exceeded their respective carrying amounts.

On a GAAP basis, revenue was $3.7 billion, operating loss was $97.7 million, net loss attributable to Aramark stockholders was $202.3 million, and diluted earnings per share were $(0.80). This compared to the second quarter of 2019 where, on a GAAP basis, revenue was $4.0 billion, operating income was $122.8 million, net income attributable to Aramark stockholders was $29.4 million and diluted earnings per share were $0.12. Second quarter GAAP results across all metrics were affected by the impact of COVID-19. A reconciliation of GAAP to Non-GAAP measures is included in the appendix.

CURRENCY
A stronger U.S. dollar decreased revenue by approximately $50.7 million and resulted in a $0.3 million unfavorable impact on operating income. Currency had a negligible effect on GAAP and adjusted earnings per share.

CASH FLOW
Net Cash (used in) provided by operating activities was $(91.6) million year-to-date compared to $89.0 million in the prior year period. Through six months, Free Cash Flow was $(297.0) million compared to $(133.9) million in the prior year period. Cash flow is historically negative in the first half due to seasonality of the business. The year-over-year decrease was due, in large part, to lower net income as a result of the impact of COVID-19 on operational performance as well as its effect on working capital that included lower purchasing levels. The Company expects to efficiently manage the impact of COVID-19 on future cash flow.

CAPITAL STRUCTURE
Aramark has operated with a particular focus to adapt the Company to the current environment by providing additional financial flexibility and further bolstering an already strong capital structure position. Accordingly, the Company increased cash availability in April 2020 and created greater covenant flexibility with an amendment to its credit agreement by taking the following proactive actions:
•Fully drew down the $1 billion revolving credit facility.
•Subsequent to the end of the quarter,
◦Issued $1.5 billion in Senior Unsecured Notes due 2025.
◦Amended its credit facility to suspend the secured debt ratio covenant requirement for four quarters from the September 2020 quarter to the June 2021 quarter—in order to prevent the effects of COVID-19 from distorting the covenant calculations.

Aramark is highly focused on disciplined management of working capital and capital expenditures while still pursuing long-term growth opportunities. The majority of the Company's capital expenditures are discretionary or can be deferred, as appropriate.

DIVIDEND DECLARATION
The Company's Board of Directors approved a quarterly dividend of 11 cents per share of common stock. The dividend will be payable on June 2, 2020 to stockholders of record at the close of business on May 19, 2020.

BUSINESS UPDATE
Aramark's performance reflected the benefits of its highly diversified business—extensive offerings, sectors, geographies, and client portfolio—and low fixed cost, low asset intensity operating model. The Company is taking timely actions to adapt to the current environment created by COVID-19 while preserving the ability to maximize future performance. These proactive steps work to bolster its financial position, ensure the safety of its clients and their customers, and foster a hospitality spirit as a strong corporate citizen serving multiple communities.

Given the rapidly changing market dynamics, Aramark has determined to withdraw its previously stated outlook for the 2020 fiscal year.

As referenced in the preliminary second quarter results released on April 22nd, Aramark initiated cost-reduction strategies at the end of the second quarter—including renegotiation of client contracts, salary and other compensation adjustments and reductions to corporate expenses—that are expected to result in a near-term operating income drop through of approximately 20% of any corresponding revenue decline. The Company has additional flexibility to drive drop through even lower to approximately 15% as future market conditions warrant.

Aramark will continue to operate the business with a long-term perspective that will include pursuing opportunities to win new business, retain clients or extend contracts by providing exceptional service.

The Company is in the process of determining potential future benefits from the 2020 CARES Act stimulus program and the various provisions that will be adopted in the coming quarters. This may include employee retention tax credits, payroll tax deferral, tax credits, NOL carryback modifications and other stimulus measures.

Aramark believes it will be a key enabler in the broader recovery, preparing to perform strongly with expectations that there will be increased demand and value attributable to experienced service providers that focus on safety and hygiene. The Company has the ability to quickly scale offerings to meet evolving client needs and will be well-positioned to pursue growth prospects as they emerge.

“As we look to the future, the health and safety of our employees and everyone we serve remain paramount. With that in mind, we have developed comprehensive re-opening plans, including new models for service delivery and customer engagement, all designed to ensure the safest, most hygienic environments,” Zillmer added. “I am very encouraged about the opportunities ahead of us.”

CONFERENCE CALL SCHEDULED
The Company has scheduled a conference call at 8:30 a.m. ET today to discuss its earnings and outlook. This call and related materials can be heard and reviewed, either live or on a delayed basis, on the Company's website, www.aramark.com on the investor relations page.

About Aramark
Aramark (NYSE: ARMK) proudly serves the world’s leading educational institutions, Fortune 500 companies, world champion sports teams, prominent healthcare providers, iconic destinations and cultural attractions, and numerous municipalities in 19 countries around the world. Our 280,000 team members deliver innovative experiences and services in food, facilities management and uniforms to millions of people every day. We strive to create a better world by making a positive impact on people and the planet, including commitments to engage our employees; empower healthy consumers; build local communities; source ethically, inclusively and responsibly; operate efficiently; and reduce waste. Aramark is recognized as a Best Place to Work by the Human Rights Campaign (LGBTQ), DiversityInc, Black Enterprise and the Disability Equality Index. Learn more at www.aramark.com or connect with us on Facebook and Twitter.

Selected Operational and Financial Metrics
Adjusted Revenue (Organic)
Adjusted Revenue (Organic) represents revenue growth, adjusted to eliminate the effects of material divestitures and the impact of currency translation.

Adjusted Operating Income
Adjusted Operating Income represents operating (loss) income adjusted to eliminate the change in amortization of acquisition-related intangible assets; the impact of the change in fair value related to certain gasoline and diesel agreements; severance and other charges; the effect of divestitures (including the gain on the sale); merger and integration related charges; asset impairments; tax reform related employee reinvestments and other items impacting comparability.

Adjusted Operating Income (Constant Currency)
Adjusted Operating Income (Constant Currency) represents Adjusted Operating Income adjusted to eliminate the impact of currency translation.

Adjusted Net Income
Adjusted Net Income represents net (loss) income attributable to Aramark stockholders adjusted to eliminate the change in amortization of acquisition-related intangible assets; the impact of changes in the fair value related to certain gasoline and diesel agreements; severance and other charges; the effect of divestitures (including the gain on the sale); merger and integration related charges; asset impairments; tax reform related employee reinvestments; the tax benefit attributable to the former CEO's equity award exercises; the tax impact related to shareholder contribution; the impact of tax legislation and other items impacting comparability, less the tax impact of these adjustments. The tax effect for adjusted net income for our U.S. earnings is calculated using a blended U.S. federal and state tax rate. The tax effect for adjusted net income in jurisdictions outside the U.S. is calculated at the local country tax rate.

Adjusted Net Income (Constant Currency)
Adjusted Net Income (Constant Currency) represents Adjusted Net Income adjusted to eliminate the impact of currency translation.

Adjusted EPS
Adjusted EPS represents Adjusted Net Income divided by diluted weighted average shares outstanding.

Adjusted EPS (Constant Currency)
Adjusted EPS (Constant Currency) represents Adjusted EPS adjusted to eliminate the impact of currency translation.

Covenant Adjusted EBITDA
Covenant Adjusted EBITDA represents net income attributable to Aramark stockholders adjusted for interest and other financing costs, net; provision for income taxes; depreciation and amortization and certain other items as defined in our debt agreements required in calculating covenant ratios and debt compliance. The Company also uses Net Debt for its ratio to Covenant Adjusted EBITDA, which is calculated as total long-term borrowings less cash and cash equivalents.

Free Cash Flow
Free Cash Flow represents net cash (used in) provided by operating activities less net purchases of property and equipment and other. Management believes that the presentation of free cash flow provides useful information to investors because it represents a measure of cash flow available for distribution among all the security holders of the Company.

We use Adjusted Revenue (Organic), Adjusted Operating Income (including on a constant currency basis), Adjusted Net Income (including on a constant currency basis), Adjusted EPS (including on a constant currency basis), Covenant Adjusted EBITDA and Free Cash Flow as supplemental measures of our operating profitability and to control our cash operating costs. We believe these financial measures are useful to investors because they enable better comparisons of our historical results and allow our investors to evaluate our performance based on the same metrics that we use to evaluate our performance and trends in our results. These financial metrics are not measurements of financial performance under generally accepted accounting principles, or GAAP. Our presentation of these metrics has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. You should not consider these measures as alternatives to revenue, operating income (loss), net income (loss), or earnings (loss) per share, determined in accordance with GAAP. Adjusted Revenue (Organic), Adjusted Operating Income, Adjusted Net Income, Adjusted EPS, Covenant Adjusted EBITDA and Free Cash Flow as presented by us may not be comparable to other similarly titled measures of other companies because not all companies use identical calculations.

Explanatory Notes to the Non-GAAP Schedules
Amortization of Acquisition-Related Intangible Assets - adjustments to eliminate the change in amortization resulting from the purchase accounting applied to the January 26, 2007 going-private transaction executed with investment funds affiliated with GS Capital Partners, CCMP Capital Advisors, LLC and J.P. Morgan Partners, LLC, Thomas H. Lee Partners, L.P. and Warburg Pincus LLC as well as approximately 250 senior management personnel ($7.8 million for the second quarter of 2020, $15.5 million for year-to-date 2020, $7.8 million for the second quarter of 2019 and $15.5 million for year-to-date 2019) and amortization expense recognized on other acquisition-related intangible assets ($21.3 million for the second quarter of 2020, $42.7 million for year-to-date 2020, $20.9 million for the second quarter of 2019 and $43.6 million for year-to-date 2019).
Severance and Other Charges - adjustments to eliminate severance expenses in the applicable period ($6.9 million for the second quarter and year-to-date 2020 and $22.0 million for year-to-date 2019), adjustments to eliminate consulting costs incurred in the applicable period related to streamlining and general administrative initiatives ($4.3 million for the second quarter of 2019 and $8.5 million for year-to-date 2019), incurring duplicate rent charges, moving costs, opening costs to build out and ready the Company's new headquarters while occupying its then existing headquarters and closing costs ($1.8 million for the second quarter of 2019 and $8.4 million for year-to-date 2019) and incurring charges related to information technology related initiatives ($2.2 million for the second quarter of 2019 and $3.7 million for year-to-date 2019) and other charges.
Effect of Divestitures - adjustments to eliminate the impact that the Healthcare Technologies divestiture had on comparative periods.
Merger and Integration Related Charges - adjustments to eliminate merger and integration charges primarily related to the Avendra and AmeriPride acquisitions, including deal costs, costs for transitional employees and integration related consulting costs ($7.3 million for the second quarter of 2020, $17.4 million for year-to-date 2020, $9.7 million for the second quarter of 2019 and $18.3 million for year-to-date 2019).
Goodwill Impairment - adjustment to eliminate the impact of a non-cash impairment charge to goodwill.
Gain on sale of Healthcare Technologies - adjustment to eliminate the impact of the gain on sale of the Healthcare Technologies business.
Tax Reform Related Employee Reinvestments - adjustments to eliminate certain reinvestments associated with tax savings created by the Tax Cuts and Jobs Act of 2017, including employee training expenses and retirement contributions ($1.4 million for year-to-date 2020 and $65.5 million for the second quarter and year-to-date 2019).
Gains, Losses and Settlements impacting comparability - adjustments to eliminate certain transactions that are not indicative of our ongoing operational performance, primarily for income/loss from prior years' loss experience under our casualty insurance program ($10.3 million gain for year-to-date 2020 and $11.3 million gain for year-to-date 2019), the impact of the change in fair value related to certain gasoline and diesel agreements ($12.1 million loss for the second quarter of 2020, $8.8 million loss for year-to-date 2020, $4.6 million gain for the second quarter of 2019 and $4.4 million loss for year-to-date 2019), asset impairment charges ($4.1 million for the second quarter and year-to-date 2020), eliminate external consulting fees related to growth initiatives ($3.2 million for year-to-date 2020), payroll tax charges related to equity award exercises by the Company's former chief executive officer ($0.8 million for the second quarter of 2020 and $1.7 million for year-to-date 2020), charges related to hyperinflation in Argentina ($1.1 million for the second quarter and year-to-date 2020), banker fees and other charges related to the sale of Healthcare Technologies ($8.4 million for year-to-date 2019), settlement charges related to exiting a joint venture arrangement ($4.5 million for the second quarter and year-to-date 2019) and other miscellaneous charges.
Effect of Refinancing and Other on Interest and Other Financing Costs, net - adjustments to eliminate expenses associated with refinancing activities undertaken by the Company in the applicable period such as charges related to the payment of a call premium and non-cash charges for the write-offs of unamortized deferred financing costs and debt premiums related to the repayment of the Senior Notes due 2024.
Effect of Tax Legislation on Provision for Income Taxes - adjustments to eliminate the impact of tax legislation that is not indicative of our ongoing tax position based on the new tax policies, including the CARES Act and U.S. Tax Reform.

Tax Impact Related to Shareholder Transactions - adjustments to eliminate the tax impact of equity award exercises by the Company's former chief executive officer and the tax impact related to cash proceeds received from Mantle Ridge for short-swing profits earned through transactions in the Company's common stock.
Tax Impact of Adjustments to Adjusted Net Income - adjustments to eliminate the net tax impact of the adjustments to adjusted net income calculated based on a blended U.S. federal and state tax rate for U.S. adjustments and the local country tax rate for adjustments in jurisdictions outside the U.S. Adjustment also eliminates the valuation allowance recorded against deferred tax assets in a foreign subsidiary that is deemed not realizable (approximately $8.6 million for second quarter and year-to-date 2020).
Effect of Currency Translation - adjustments to eliminate the impact that fluctuations in currency translation rates had on the comparative results by presenting the periods on a constant currency basis. Assumes constant foreign currency exchange rates based on the rates in effect for the prior year period being used in translation for the comparable current year period.

Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views as to future events and financial performance with respect to, without limitation, conditions in our industry, our operations, our economic performance and financial condition, including, in particular, statements by our CEO and including with respect to, without limitation, the impact of COVID-19 on our business, financial performance and operating results, anticipated effects of our adoption of new accounting standards, the expected impact of strategic portfolio actions, the benefits and costs of our acquisitions of each of Avendra, LLC ("Avendra") and AmeriPride Services, Inc. ("AmeriPride"), as well as statements regarding these companies’ services and products and statements relating to our business and growth strategy. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as "outlook," "aim," "anticipate," "are or remain or continue to be confident," "have confidence," "estimate," "expect," "will be," "will continue," "will likely result," "project," "intend," "plan," "believe," "see," "look to" and other words and terms of similar meaning or the negative versions of such words.
Forward-looking statements speak only as of the date made. All statements we make relating to our estimated and projected earnings, costs, expenditures, cash flows, growth rates, financial results and our estimated benefits and costs of our acquisitions are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. Some of the factors that we believe could affect our results or the costs and benefits of the acquisitions include without limitation: the severity and duration of the COVID-19 pandemic; the pandemic's impact on the U.S. and global economies, including particularly the client sectors we serve, and governmental responses to the pandemic; unfavorable economic conditions; natural disasters, global calamities, pandemics, sports strikes and other adverse incidents; the failure to retain current clients, renew existing client contracts and obtain new client contracts; the manner and timing of benefits we expect to receive under the CARES Act; a determination by clients to reduce their outsourcing or use of preferred vendors; competition in our industries; increased operating costs and obstacles to cost recovery due to the pricing and cancellation terms of our food and support services contracts; the inability to achieve cost savings through our cost reduction efforts; our expansion strategy; our ability to successfully integrate the businesses of Avendra and AmeriPride and costs and timing related thereto; the risk of unanticipated restructuring costs or assumption of undisclosed liabilities; the risk that we are unable to achieve the anticipated benefits (including tax benefits) and synergies of the acquisition of AmeriPride and Avendra including whether the transactions will be accretive and within the expected timeframes; the availability of sufficient cash to repay certain indebtedness and our decision to utilize the cash for that purpose; the failure to maintain food safety throughout our supply chain, food-borne illness concerns and claims of illness or injury; governmental regulations including those relating to food and beverages, the environment, wage and hour and government contracting; liability associated with noncompliance with applicable law or other governmental regulations; new interpretations of or changes in the enforcement of the government regulatory framework; currency risks and other risks associated with international operations, including Foreign Corrupt Practices Act, U.K. Bribery Act and other anti-corruption law compliance; continued or further unionization of our workforce; liability resulting from our participation in multiemployer defined benefit pension plans; risks associated with suppliers from whom our products are sourced; disruptions to our relationship with, or to the business of, our primary distributor; the inability to hire and retain sufficient qualified personnel or increases in labor costs; healthcare reform legislation; the contract intensive nature of our business, which may lead to client disputes; seasonality; a cybersecurity incident or other disruptions in the availability of our computer systems or privacy breaches; failure to maintain effective internal controls; our leverage, including our recent significantly increased borrowings; the inability to generate sufficient cash to service all of our indebtedness; debt agreements that limit our flexibility in operating our business; our ability to attract new or maintain existing customer and supplier relationships at reasonable cost; our ability to retain key personnel and other factors set forth under the headings Item 1A "Risk Factors," Item 3 "Legal Proceedings" and Item 7 "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other sections of our Annual Report on Form 10-K, filed with the SEC on November 26, 2019 as such factors may be updated from time to time in our other periodic filings with the SEC, which are accessible on the SEC's website at www.sec.gov and which may be obtained by contacting Aramark's investor relations department via its website www.aramark.com. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in our other filings with the SEC. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, us. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, changes in our expectations, or otherwise, except as required by law.

ARAMARK AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF (LOSS) INCOME
(Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended
	March 27, 2020	March 29, 2019
Revenue	$3,731,559	$3,999,987
Costs and Expenses:
Cost of services provided	3,407,589	3,639,959
Depreciation and amortization	147,975	147,908
Selling and general corporate expenses	75,071	88,285
Goodwill impairment	198,600	—
Gain on sale of Healthcare Technologies	—	1,000
	3,829,235	3,877,152
Operating (loss) income	(97,676)	122,835
Interest and Other Financing Costs, net	99,822	84,178
(Loss) Income Before Income Taxes	(197,498)	38,657
Provision for Income Taxes	4,523	9,347
Net (loss) income	(202,021)	29,310
Less: Net income (loss) attributable to noncontrolling interest	239	(43)
Net (loss) income attributable to Aramark stockholders	$(202,260)	$29,353

(Loss) Earnings per share attributable to Aramark stockholders:
Basic	$(0.80)	$0.12
Diluted	$(0.80)	$0.12
Weighted Average Shares Outstanding:
Basic	252,354	246,217
Diluted	252,354	250,347

	Six Months Ended
	March 27, 2020	March 29, 2019
Revenue	$7,985,156	$8,265,336
Costs and Expenses:
Cost of services provided	7,175,702	7,434,404
Depreciation and amortization	295,911	298,629
Selling and general corporate expenses	158,326	192,415
Goodwill impairment	198,600	—
Gain on sale of Healthcare Technologies	—	(156,309)
	7,828,539	7,769,139
Operating income	156,617	496,197
Interest and Other Financing Costs, net	179,407	167,155
(Loss) Income Before Income Taxes	(22,790)	329,042
Provision for Income Taxes	33,348	49,054
Net (loss) income	(56,138)	279,988
Less: Net income (loss) attributable to noncontrolling interest	361	(49)
Net (loss) income attributable to Aramark stockholders	$(56,499)	$280,037

(Loss) Earnings per share attributable to Aramark stockholders:
Basic	$(0.23)	$1.14
Diluted	$(0.23)	$1.11
Weighted Average Shares Outstanding:
Basic	250,543	246,540
Diluted	250,543	251,355

ARAMARK AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS*
(Unaudited)
(In Thousands)

	March 27, 2020	September 27, 2019
Assets

Current Assets:
Cash and cash equivalents	$1,202,964	$246,643
Receivables	1,850,980	1,806,964
Inventories	403,799	411,319
Prepayments and other current assets	198,592	193,461
Total current assets	3,656,335	2,658,387
Property and Equipment, net	2,129,306	2,181,762
Goodwill	5,319,626	5,518,800
Other Intangible Assets	1,986,079	2,033,566
Operating Lease Right-of-use Assets	579,719	—
Other Assets	1,176,433	1,343,806
	$14,847,498	$13,736,321

Liabilities and Stockholders' Equity

Current Liabilities:
Current maturities of long-term borrowings	$103,406	$69,928
Current operating lease liabilities	75,705	—
Accounts payable	793,464	999,517
Accrued expenses and other current liabilities	1,325,282	1,635,853
Total current liabilities	2,297,857	2,705,298
Long-Term Borrowings	7,862,587	6,612,239
Noncurrent Operating Lease Liabilities	354,833	—
Deferred Income Taxes and Other Noncurrent Liabilities	1,152,550	1,088,822
Redeemable Noncontrolling Interest	10,226	9,915
Total Stockholders' Equity	3,169,445	3,320,047
	$14,847,498	$13,736,321

*In connection with the Company's adoption of ASC 842, Leases, three new line items were added to the balance sheet to reflect the recording of operating lease liabilities (current and noncurrent), offset by operating lease right-of-use assets. Further details will be available in the Quarterly Report on Form 10-Q for the quarterly period ended March 27, 2020.

ARAMARK AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In Thousands)

	Six Months Ended
	March 27, 2020	March 29, 2019
Cash flows from operating activities:
Net (loss) income	$(56,138)	$279,988
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities
Depreciation and amortization	295,911	298,629
Goodwill impairment	198,600	—
Deferred income taxes	17,405	3,475
Share-based compensation expense	4,259	33,241
Net gain on sale of Healthcare Technologies	—	(139,165)
Changes in operating assets and liabilities	(597,726)	(361,168)
Payments made to clients on contracts	(26,355)	(26,551)
Other operating activities	72,418	534
Net cash (used in) provided by operating activities	(91,626)	88,983

Cash flows from investing activities:
Net purchases of property and equipment and other	(205,331)	(222,846)
Acquisitions, divestitures and other investing activities	8,743	281,041
Net cash (used in) provided by investing activities	(196,588)	58,195

Cash flows from financing activities:
Net proceeds/payments of long-term borrowings	887,697	(245,387)
Net change in funding under the Receivables Facility	400,000	205,000
Payments of dividends	(55,257)	(54,220)
Proceeds from issuance of common stock	85,048	10,372
Repurchase of common stock	(6,540)	(50,000)
Other financing activities	(65,658)	(29,120)
Net cash provided by (used in) financing activities	1,245,290	(163,355)
Effect of foreign exchange rates on cash and cash equivalents	(755)	(3,461)
Increase (decrease) in cash and cash equivalents	956,321	(19,638)
Cash and cash equivalents, beginning of period	246,643	215,025
Cash and cash equivalents, end of period	$1,202,964	$195,387

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
ADJUSTED CONSOLIDATED OPERATING INCOME MARGIN
(Unaudited)
(In thousands)

	Three Months Ended
	March 27, 2020
	FSS United States	FSS International	Uniform	Corporate	Aramark and Subsidiaries
Revenue (as reported)	$2,231,107	$853,448	$647,004		$3,731,559
Operating Income (Loss) (as reported)	$65,791	$(191,179)	$46,747	$(19,035)	$(97,676)
Operating Income (Loss) Margin (as reported)	2.95%	(22.40)%	7.23%		(2.62)%

Revenue (as reported)	$2,231,107	$853,448	$647,004		$3,731,559
Effect of Currency Translation	105	50,236	352		50,693
Adjusted Revenue (Organic)	$2,231,212	$903,684	$647,356		$3,782,252
Revenue Growth (as reported)	(7.69)%	(9.41)%	0.94%		(6.71)%
Adjusted Revenue Growth (Organic)	(7.69)%	(4.07)%	1.00%		(5.44)%

Operating Income (Loss) (as reported)	$65,791	$(191,179)	$46,747	$(19,035)	$(97,676)
Amortization of Acquisition-Related Intangible Assets	21,262	1,669	6,194	—	29,125
Severance and Other Charges	—	3,647	—	3,247	6,894
Merger and Integration Related Charges	947	165	6,190	—	7,302
Goodwill Impairment	—	198,600	—	—	198,600
Gains, Losses and Settlements impacting comparability	5,828	1,111	—	12,899	19,838
Adjusted Operating Income	$93,828	$14,013	$59,131	$(2,889)	$164,083
Effect of Currency Translation	(92)	429	(1)	—	336
Adjusted Operating Income (Constant Currency)	$93,736	$14,442	$59,130	$(2,889)	$164,419

Operating Income Growth (as reported)	(4.39)%	(556.29)%	22.38%	27.00%	(179.52)%
Adjusted Operating Income Growth	(38.49)%	(68.10)%	(8.53)%	88.35%	(30.57)%
Adjusted Operating Income Growth (Constant Currency)	(38.55)%	(67.13)%	(8.54)%	88.35%	(30.43)%
Adjusted Operating Income Margin (Constant Currency)	4.20%	1.60%	9.13%		4.35%

	Three Months Ended
	March 29, 2019
	FSS United States	FSS International	Uniform	Corporate	Aramark and Subsidiaries
Revenue (as reported)	$2,416,958	$942,063	$640,966		$3,999,987

Operating Income (as reported)	$68,815	$41,899	$38,198	$(26,077)	$122,835
Amortization of Acquisition-Related Intangible Assets	21,184	1,358	6,115	—	28,657
Severance and Other Charges	3,992	—	—	4,418	8,410
Merger and Integration Related Charges	1,186	—	8,477	—	9,663
Gain on sale of Healthcare Technologies	1,000	—	—	—	1,000
Tax Reform Related Employee Reinvestments	51,802	352	11,858	1,443	65,455
Gains, Losses and Settlements impacting comparability	4,567	323	—	(4,579)	311
Adjusted Operating Income	$152,546	$43,932	$64,648	$(24,795)	$236,331

Operating Income Margin (as reported)	2.85%	4.45%	5.96%		3.07%
Adjusted Operating Income Margin	6.31%	4.66%	10.09%		5.91%

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
ADJUSTED CONSOLIDATED OPERATING INCOME MARGIN
(Unaudited)
(In thousands)

	Six Months Ended
	March 27, 2020
	FSS United States	FSS International	Uniform	Corporate	Aramark and Subsidiaries
Revenue (as reported)	$4,870,067	$1,799,642	$1,315,447		$7,985,156
Operating Income (Loss) (as reported)	$251,745	$(147,503)	$100,057	$(47,682)	$156,617
Operating Income (Loss) Margin (as reported)	5.17%	(8.20)%	7.61%		1.96%

Revenue (as reported)	$4,870,067	$1,799,642	$1,315,447		$7,985,156
Effect of Currency Translation	117	87,629	304		88,050
Adjusted Revenue (Organic)	$4,870,184	$1,887,271	$1,315,751		$8,073,206
Revenue Growth (as reported)	(4.08)%	(5.04)%	1.75%		(3.39)%
Adjusted Revenue Growth (Organic)	(3.25)%	(0.42)%	1.77%		(1.81)%

Operating Income (Loss) (as reported)	$251,745	$(147,503)	$100,057	$(47,682)	$156,617
Amortization of Acquisition-Related Intangible Assets	42,516	3,327	12,348	—	58,191
Severance and Other Charges	—	3,647	—	3,247	6,894
Merger and Integration Related Charges	3,311	394	13,661	—	17,366
Goodwill Impairment	—	198,600	—	—	198,600
Tax Reform Related Employee Reinvestments	1,436	—	(13)	—	1,423
Gains, Losses and Settlements impacting comparability	(1,295)	1,111	74	10,890	10,780
Adjusted Operating Income	$297,713	$59,576	$126,127	$(33,545)	$449,871
Effect of Currency Translation	(66)	1,587	(21)	—	1,500
Adjusted Operating Income (Constant Currency)	$297,647	$61,163	$126,106	$(33,545)	$451,371

Operating Income Growth (as reported)	(41.80)%	(376.46)%	10.08%	40.85%	(68.44)%
Adjusted Operating Income Growth	(21.74)%	(22.31)%	(3.25)%	42.64%	(14.96)%
Adjusted Operating Income Growth (Constant Currency)	(21.76)%	(20.24)%	(3.27)%	42.64%	(14.68)%
Adjusted Operating Income Margin (Constant Currency)	6.11%	3.24%	9.58%		5.59%

	Six Months Ended
	March 29, 2019
	FSS United States	FSS International	Uniform	Corporate	Aramark and Subsidiaries
Revenue (as reported)	$5,077,315	$1,895,183	$1,292,838		$8,265,336
Effect of Divestitures	(43,680)	—	—		(43,680)
Adjusted Revenue (Organic)	$5,033,635	$1,895,183	$1,292,838		$8,221,656

Operating Income (as reported)	$432,566	$53,355	$90,892	$(80,616)	$496,197
Amortization of Acquisition-Related Intangible Assets	44,428	2,488	12,134	—	59,050
Severance and Other Charges	13,947	17,945	493	10,253	42,638
Effect of Divestitures	(4,003)	—	—	—	(4,003)
Merger and Integration Related Charges	3,282	—	14,990	8	18,280
Gain on sale of Healthcare Technologies	(156,309)	—	—	—	(156,309)
Tax Reform Related Employee Reinvestments	51,802	352	11,858	1,443	65,455
Gains, Losses and Settlements impacting comparability	(5,276)	2,542	—	10,431	7,697
Adjusted Operating Income	$380,437	$76,682	$130,367	$(58,481)	$529,005

Operating Income Margin (as reported)	8.52%	2.82%	7.03%		6.00%
Adjusted Operating Income Margin	7.56%	4.05%	10.08%		6.43%

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
ADJUSTED NET INCOME & ADJUSTED EPS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	March 27, 2020	March 29, 2019	March 27, 2020	March 29, 2019

Net (Loss) Income Attributable to Aramark Stockholders (as reported)	$(202,260)	$29,353	$(56,499)	$280,037
Adjustment:
Amortization of Acquisition-Related Intangible Assets	29,125	28,657	58,191	59,050
Severance and Other Charges	6,894	8,410	6,894	42,638
Effect of Divestitures	—	—	—	(4,003)
Merger and Integration Related Charges	7,302	9,663	17,366	18,280
Goodwill Impairment	198,600	—	198,600	—
Gain on sale of Healthcare Technologies	—	1,000	—	(156,309)
Tax Reform Related Employee Reinvestments	—	65,455	1,423	65,455
Gains, Losses and Settlements impacting comparability	19,838	311	10,780	7,697
Effect of Refinancing and Other on Interest and Other Financing Costs, net	20,883	—	20,883	—
Effect of Tax Legislation on Provision for Income Taxes	3,685	(809)	3,685	(12,126)
Tax Impact Related to Shareholder Transactions	(6,206)	—	(18,722)	—
Tax Impact of Adjustments to Adjusted Net Income	(12,874)	(29,240)	(20,898)	(31,342)
Adjusted Net Income	$64,987	$112,800	$221,703	$269,377
Effect of Currency Translation, net of Tax	(105)	—	513	—
Adjusted Net Income (Constant Currency)	$64,882	$112,800	$222,216	$269,377

(Loss) Earnings Per Share (as reported)
Net (Loss) Income Attributable to Aramark Stockholders (as reported)	$(202,260)	$29,353	$(56,499)	$280,037
Diluted Weighted Average Shares Outstanding	252,354	250,347	250,543	251,355
	$(0.80)	$0.12	$(0.23)	$1.11

Adjusted Earnings Per Share
Adjusted Net Income	$64,987	$112,800	$221,703	$269,377
Diluted Weighted Average Shares Outstanding	254,443	250,347	254,294	251,355
	$0.26	$0.45	$0.87	$1.07

Adjusted Earnings Per Share (Constant Currency)
Adjusted Net Income (Constant Currency)	$64,882	$112,800	$222,216	$269,377
Diluted Weighted Average Shares Outstanding	254,443	250,347	254,294	251,355
	$0.25	$0.45	$0.87	$1.07

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
NET DEBT TO COVENANT ADJUSTED EBITDA
(Unaudited)
(In thousands)

	Twelve Months Ended
	March 27, 2020	March 29, 2019

Net Income Attributable to Aramark Stockholders (as reported)	$112,015	$528,067
Interest and Other Financing Costs, net	347,238	350,964
Provision for Income Taxes	91,999	87,568
Depreciation and Amortization	589,855	608,098
Share-based compensation expense(1)	26,297	88,007
Unusual or non-recurring (gains) and losses(2)	198,600	(156,309)
Pro forma EBITDA for equity method investees(3)	6,657	13,197
Pro forma EBITDA for certain transactions(4)	15,692	(11,055)
Other(5)	204,002	185,799
Covenant Adjusted EBITDA	$1,592,355	$1,694,336

Net Debt to Covenant Adjusted EBITDA
Total Long-Term Borrowings	$7,965,993	$7,190,625
Less: Cash and cash equivalents	1,202,964	195,387
Net Debt	$6,763,029	$6,995,238
Covenant Adjusted EBITDA	$1,592,355	$1,694,336
Net Debt/Covenant Adjusted EBITDA	4.2	4.1

(1) Represents compensation expense related to the Company's issuances of share-based awards.
(2) Represents non-cash impairment charge related to goodwill.
(3) Represents our estimated share of EBITDA primarily from our AIM Services Co., Ltd. equity method investment, not already reflected in our net income attributable to Aramark stockholders. EBITDA for this equity method investee is calculated in a manner consistent with Covenant Adjusted EBITDA but does not represent cash distributions received from this investee.
(4) Represents the annualizing of net EBITDA from certain acquisitions and divestitures made during the period.
(5) "Other" for the twelve months ended March 27, 2020 and March 29, 2019, respectively, includes expenses related to merger and integration related charges ($35.2 million and $41.3 million), adjustments to remove the impact attributable to the adoption of certain new accounting standards in accordance with the Credit Agreement and indentures ($24.1 million and $10.4 million), compensation expense for retirement contributions and employee training programs funded by benefits from U.S. tax reform ($10.9 million and $65.5 million), the impact of the change in fair value related to certain gasoline and diesel agreements ($9.2 million loss and $4.5 million loss), the impact of hyperinflation in Argentina ($6.0 million and $3.8 million), severance charges ($4.3 million and $19.0 million) and other miscellaneous expenses. "Other" for the twelve months ended March 27, 2020 also includes labor charges, incremental expenses and other expenses associated with closed client locations resulting from the COVID-19 pandemic ($41.1 million), charges related to certain legal settlements ($27.9 million), non-cash impairment charges ($18.9 million), cash compensation charges associated with the retirement of the Company's former chief executive officer ($10.4 million), advisory fees related to shareholder matters ($7.7 million), closing costs mainly related to customer contracts ($7.2 million) and other miscellaneous expenses. "Other" for the twelve months ended March 29, 2019 also includes duplicate rent charges, moving costs, opening costs to build out and ready the Company's new headquarters while occupying its then existing headquarters and closing costs ($13.7 million), banker fees and other charges related to the sale of Healthcare Technologies ($9.9 million), certain environmental charges ($5.0 million), settlement charges related to exiting a joint venture arrangement ($4.5 million) and other miscellaneous expenses.

ARAMARK AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
FREE CASH FLOW
(Unaudited)
(In thousands)

	Six Months Ended
	March 27, 2020	March 29, 2019
Net Cash (used in) provided by operating activities	$(91,626)	$88,983

Net purchases of property and equipment and other	(205,331)	(222,846)

Free Cash Flow	$(296,957)	$(133,863)